Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. Neal Fuller Senior Vice President/Chief Financial Officer 206-269-8500 investor@sbxhi.com

SeaBright Holdings Reports Third Quarter and Nine Month 2012 Results

Seattle, WA – October 23, 2012 – SeaBright Holdings, Inc. (NYSE: SBX) today announced results for the quarter and nine months ended September 30, 2012.

For the third quarter of 2012, the Company recorded net income of $1.4 million or $0.06 per diluted share compared to net income of $1.6 million or $0.07 per diluted share for the same period in 2011. Total revenue for the quarter was $69.3 million versus $70.8 million in the year-earlier period. For the third quarter of 2012, net premiums earned were $63.3 million compared to $64.0 million for the same period in 2011.

For the nine months ended September 30, 2012, the Company recorded net income of $10.9 million or $0.50 per diluted share compared to a net loss of $14.2 million or $0.67 per diluted share for the same period in 2011. Total revenue for the nine months was $206.9 million versus $203.6 million in the year-earlier period. For the first nine months of 2012, net premiums earned were $179.0 million compared to $182.8 million for the same period in 2011. Net realized gains were $10.1 million during the first nine months of 2012 compared to $0.7 million recorded in the same period last year. Net realized gains in 2012 resulted from the sale of investment securities in order to realize all of the Company's tax loss carry forwards and to reduce exposure to interest rate risk.

The net loss ratio for the third quarter of 2012 was 72.8% compared to 75.5% for the same period in 2011. During the third quarter of 2012, on a pre-tax basis, the Company recognized a net decrease of $0.4 million in prior years' loss reserve estimates compared to a net increase of $2.8 million recorded in the same period last year. The current accident year estimated net loss ratio for the third quarter of 2012 was 65.0%, compared to 62.5% for the same period in 2011.

Total underwriting, acquisition and insurance expenses for the third quarter 2012 were $17.7 million compared to $18.4 million for the same period in 2011. The net underwriting expense ratio for the third quarter of 2012 was 27.9% compared to 28.7% in the same period in 2011.

The net combined ratio for the third quarter of 2012 was 100.7% compared to 104.2% for the same period in 2011.

Net investment income for the third quarter of 2012 was $4.4 million compared to $5.2 million for the same period in 2011.

The net loss ratio for the first nine months of 2012 was 73.9% compared to 89.5% for the same period in 2011. During the nine months of 2012, on a pre-tax basis, the Company recognized a net decrease of $1.4 million in prior years' loss reserve estimates compared to a net increase of $31.2 million recorded in the same period last year. The net underwriting expense ratio for the first nine months of 2012 was 28.7% compared to 30.9% in the same period in 2011.

At September 30, 2012, SeaBright had approximately 1,400 customers compared to approximately 1,560 at September 30, 2011. Customer count in the Company's core business decreased by approximately 200 year-over-year, while customer count in the program business increased by approximately 30 year-over-year. Average premium size at September 30, 2012 was $304,000 in the core business compared to $256,000 at September 30, 2011 and was $84,000 compared to $105,000 at September 30, 2011 in the program business.

At September 30, 2012, the Company had $709.6 million in fixed income securities, of which none were rated below investment grade, with an average credit quality of AA-.

About SeaBright Holdings, Inc.

SeaBright Holdings, Inc. is a holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers' compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers, licensed program managers and its wholesale broker affiliate, PointSure Insurance Services, Inc. PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers. Paladin Managed Care Services, Inc., another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries. To learn more about SeaBright Holdings, Inc., visit our website at www.sbxhi.com.

Conference Call

As previously announced, on August 27, 2012, the Company and Enstar Group Ltd. entered into a definitive merger agreement pursuant to which Enstar will acquire SeaBright for $11.11 in cash per share of outstanding SeaBright common stock, subject to the satisfaction or waiver of the conditions set forth in the merger agreement. As a result, the Company does not plan to hold a conference call with investors to review its third quarter results.

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues or economic conditions in the U.S. on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2011 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 5, 2012, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

# # #

Set forth in the tables below are unaudited summary results of operations for the three and nine months ended September 30, 2012 and 2011 as well as selected balance sheet data as of September 30, 2012 and December 31, 2011. Prior year numbers have been adjusted to reflect the adoption on January 1, 2012 of a new accounting standard concerning the accounting for costs associated with acquiring or renewing insurance contracts. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company's quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before November 9, 2012.

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2012	December 31, 2011
		(As adjusted)
	(in thousands, except share and per share amounts)
ASSETS

Fixed income securities available for sale, at fair value	$709,585	$700,346
Cash and cash equivalents	51,286	28,503
Premiums receivable, net of allowance	16,338	18,332
Deferred premiums	139,101	142,486
Reinsurance recoverables	112,435	94,173
Federal income tax recoverable	5,432	12,823
Deferred income taxes, net	22,043	21,681
Deferred policy acquisition costs, net	13,466	14,844
Goodwill	2,794	2,794
Other assets	32,068	38,314
Total assets	$1,104,548	$1,074,296

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$537,500	$518,044
Unearned premiums	125,980	130,300
Reinsurance funds withheld and balances payable	9,077	7,079
Premiums payable	6,587	6,351
Accrued expenses and other liabilities	54,194	51,553
Surplus notes	12,000	12,000
Total liabilities	745,338	725,327

Commitments and contingencies

Series A Preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 22,459,963 shares at September 30, 2012 and 22,327,749 shares at December 31, 2011	225	223
Paid-in capital	216,318	213,746
Accumulated other comprehensive income	23,430	23,269
Retained earnings	119,237	111,731
Total stockholders' equity	359,210	348,969
Total liabilities and stockholders' equity	$1,104,548	$1,074,296

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
		(As adjusted)		(As adjusted)
	(in thousands, except share and earnings (loss) per share information)
Revenue: (1)
Premiums earned	$63,291	$63,994	$179,008	$182,812
Claims service income	437	340	963	976
Net investment income	4,375	5,161	13,824	15,833
Net realized gains	37	256	10,099	663
Other income	1,121	1,044	3,005	3,338
	69,261	70,795	206,899	203,622
Losses and expenses:
Loss and loss adjustment expenses	46,532	48,636	133,211	164,559
Underwriting, acquisition and insurance expenses	17,673	18,355	51,317	56,459
Interest expense	137	131	409	390
Other expenses	3,340	2,012	7,765	6,059
	67,682	69,134	192,702	227,467
Income (loss) before taxes	1,579	1,661	14,197	(23,845)

Income tax expense (benefit)	183	93	3,325	(9,613)
Net income (loss)	1,396	1,568	10,872	(14,232)

Other comprehensive income (loss):
Increase in net unrealized gains on investment securities available for sale	6,288	13,254	10,349	22,840
Less: Reclassification adjustment for net realized gains recorded into income	(37)	(256)	(10,099)	(663)
Income tax expense (benefit) related to items of other comprehensive income	(2,207)	(4,621)	(89)	(7,898)
Other comprehensive income (loss)	4,044	8,377	161	14,279
Comprehensive income (loss)	$5,440	$9,945	$11,033	$47

Basic earnings (loss) per share	$0.07	$0.07	$0.51	$(0.67)
Diluted earnings (loss) per share	$0.06	$0.07	$0.50	$(0.67)

Weighted average basic shares outstanding	21,414,423	21,179,035	21,325,918	21,102,373
Weighted average diluted shares outstanding	22,027,281	21,734,789	21,886,547	21,102,373

Net loss ratio (2)	72.8%	75.5%	73.9%	89.5%
Net underwriting expense ratio (3)	27.9%	28.7%	28.7%	30.9%
Net combined ratio (4)	100.7%	104.2%	102.6%	120.4%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)
Gross premiums written	$58,719	$56,777	$192,338	$194,125
Net premiums written	51,645	46,632	175,513	164,257

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.
(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by the net premiums earned for the period.
(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.